Exhibit 16.1

                    Letter from Berman & Company, P.A.


July 22, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Ridgefield Acquisition Corp.
         File Reference No. 0-16335

We were previously the independent registered public accounting firm for Ridgefield Acquisition Corp. On July 5, 2011, the Company dismissed us as its independent registered public accounting firm. We have read Ridgefield Acquisition Corp.'s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


Very truly yours,

/s/

Berman & Company, P.A.